Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYST:
	Kevin Heine	Andy Clark
	(212) 635-1590	(212) 635-1803

BNY MELLON REPORTS FIRST QUARTER CONTINUING EPS OF $0.49 OR $601 MILLION;

•	Net impact of $0.10 mainly due to increased litigation reserves

ASSET AND WEALTH MANAGEMENT FEES +13% YEAR-OVER-YEAR

•	$16 billion of net long-term asset inflows in the first quarter of 2010

CREDIT QUALITY TRENDS IMPROVING

•	Provision down 46% and nonperforming assets down 17% sequentially
•	Unrealized pre-tax loss on investment portfolio improved 77% from year end

STRONG CAPITAL GENERATION

•	Tier 1 13.2% +110 bps, Tier 1 Common 11.6% +110 bps, TCE 6.1% +90 bps, sequentially

NEW YORK, April 20, 2010 — The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE:BK) today reported first quarter income from continuing operations applicable to common shareholders of $601 million, or $0.49 per common share, compared with $363 million, or $0.31 per common share, in the first quarter of 2009 and $712 million, or $0.59 per common share, in the fourth quarter of 2009.

“The economic outlook is clearly improving as demonstrated by the performance of the equity and credit markets. Persistent low interest rates globally continue to be a challenge, but our focus on winning new business together with well-controlled expenses resulted in positive operating leverage,” said Robert P. Kelly, chairman and chief executive officer of BNY Mellon.

“We continue to reinvest in our businesses, and during the quarter announced two important asset servicing acquisitions. Both are expected to be immediately accretive to earnings and close in the third quarter,” added Mr. Kelly.

First Quarter Results – Unless otherwise noted, all comments begin with the results of the first quarter of 2010 and are compared to the first quarter of 2009, all information is reported on a continuing operations basis and sequential growth rates are unannualized. Please refer to the Quarterly Earnings Review for detailed business segment information.

Total revenue

Reconciliation of total revenue					1Q10 vs.
(dollar amounts in millions)	1Q10		4Q09	1Q09	1Q09	4Q09
Fee and other revenue – GAAP	$2,568		$2,595	$2,136
Less: Net securities gains (losses)	7		15	(295)
Total fee revenue – GAAP	2,561		2,580	2,431	5%	(1)%
Income from consolidated asset management funds, net of noncontrolling interests	22	(a)	—	—
Total fee revenue – Non-GAAP	2,583		2,580	2,431	6%	—%
Net interest revenue – GAAP	765		724	775
Total revenue excluding net securities gains (losses) – Non-GAAP	$3,348	(b)	$3,304	$3,206	4%	1%
(a)	Includes $6 million previously reported as asset and wealth management fee revenue and $16 million previously reported as investment income.
(b)	Total revenue on a GAAP basis was $3,385 million in the first quarter of 2010.

•

Assets under custody and administration amounted to $22.4 trillion at March 31, 2010, an increase of 15% compared with the prior year and flat sequentially. The year-over-year increase reflects higher market values and new business. Assets under management, excluding securities lending assets, amounted to $1.1 trillion at March 31, 2010. This represents an increase of 25% compared with the prior year and a 1% sequential decrease. The year-over-year increase was primarily due to the acquisition of Insight Investment Management (“Insight”) in the fourth quarter of 2009. The sequential decrease primarily reflects outflows of money market assets under management.

•

Securities servicing fees, excluding securities lending fee revenue, totaled $1.171 billion, an increase of $35 million year-over-year and a decrease of $41 million sequentially. A year-over-year increase in asset servicing revenue was partially offset by lower issuer and clearing services revenue. Sequentially, higher clearing services revenue was offset by lower issuer services and asset servicing revenue. Comparisons to both prior periods were negatively impacted by lower money market distribution fees. The sequential decrease in issuer services revenue primarily reflects seasonality (depositary receipts) while the lower asset servicing revenue primarily reflects lower volumes and the impact of a stronger U.S. dollar. Securities lending fee revenue totaled $29 million in the first quarter of 2010 compared with $90 million in the prior year period and $29 million sequentially. The year over year decrease reflects narrower spreads and lower loan balances.

•

Asset and wealth management fees totaled $696 million, an increase of 13% compared with the prior year period and a decrease of 5% sequentially. Asset and wealth management fees, excluding performance fees, increased 12% compared with the prior year period and 1% sequentially. Both increases reflect improved market values, the Insight acquisition and the impact of long-term flows, partially offset by a reduction in fees due to money market outflows and higher fee waivers.

•

Foreign exchange and other trading activities totaled $263 million, a decrease of 14% compared with $307 million in the prior year period and an increase of 7% compared with $246 million in the fourth quarter of 2009. The decrease year-over-year primarily reflects lower foreign exchange revenue, driven by lower volatility, partially offset by increased volumes. The sequential increase primarily reflects higher fixed income trading revenue and lower mark to market adjustments on credit default swaps partially offset by lower foreign exchange revenue driven by lower volatility.

•

Investment income and Other income totaled $145 million, increasing $147 million year-over-year and $64 million sequentially. Both increases reflect higher lease residual gains and positive foreign currency translations. The year-over-year increase also reflects the write-down of certain equity investments in the first quarter of 2009.

•

Net interest revenue (FTE) totaled $770 million compared with $729 million sequentially. The increase reflects the higher yield related to the restructured investment securities portfolio and higher hedging gains, partially offset by lower spreads. The increased yield reflects a full quarter’s accretion of the restructured investment securities portfolio. The net interest margin for the first quarter of 2010 was 1.89% compared with 1.77%, sequentially.

•	Investment securities pre-tax net gains totaled $7 million compared to a pre-tax net loss of $295 million in the first quarter of 2009 and a $15 million pre-tax net gain in the fourth quarter of 2009.

The provision for credit losses decreased to $35 million in the first quarter of 2010 compared with $65 million in the fourth quarter of 2009. The decrease in the provision reflects improvements in our highest-risk asset classes. During the first quarter of 2010, the total allowance for credit losses increased $10 million and net charge-offs totaled $25 million. Nonperforming assets totaled $459 million, a decrease of $91 million, or 17%, compared with Dec. 31, 2009 primarily due to repayments and charge-offs.

Total noninterest expense

Reconciliation of noninterest expense				1Q10 vs.
(dollar amounts in millions)	1Q10	4Q09	1Q09	1Q09	4Q09
Noninterest expense – GAAP	$2,461	$2,582	$2,280	8%	(5)%
Litigation reserves	164	—	—
Restructuring charges	7	139	10
M&I expenses	26	52	68
Amortization of intangible assets	97	107	107
Total noninterest expense excluding litigation reserves, restructuring charges, M&I expenses and intangible amortization – Non-GAAP	$2,167	$2,284	$2,095	3%	(5)%

•

Total noninterest expense (excluding increased litigation reserves relating to several existing matters, restructuring charges, M&I expenses and intangible amortization) increased 3% compared with the prior year period and decreased 5% sequentially, resulting in 600 basis points of positive operating leverage sequentially and 100 basis points year-over-year. The increase compared with the prior year period primarily reflects the impact of the Insight acquisition, as well as higher incentive expense, subcustodian and clearing expense and software expense. The sequential decrease principally reflects ongoing expense management, lower professional, legal, and other purchased services expense and seasonally lower business development expense, partially offset by the impact of the Insight acquisition.

The effective tax rate was 29.0% in the first quarter of 2010. Excluding the impact of the litigation reserves, restructuring charges and M&I expenses, the effective tax rate was approximately 30.8% (Non-GAAP) in the first quarter of 2010.

The unrealized net of tax losses on our investment securities portfolio improved to $189 million at March 31, 2010 from $705 million at Dec. 31, 2009, primarily due to improved credit spreads.

Capital ratios (a)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Tier 1 capital ratio	13.2%	12.1%	13.8	%(b)
Total (Tier 1 plus Tier 2) capital ratio	17.1	16.0	17.5	(b)
Leverage capital ratio	6.6	6.5	7.8	(b)
Common shareholders’ equity to total assets ratio (c)	14.1	13.7	12.5
Tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP (c)	6.1	5.2	4.2
Tier 1 common equity to risk-weighted assets ratio (c)	11.6	10.5	10.0
(a)	Includes discontinued operations. Preliminary.
(b)	The Tier 1, Total and Leverage capital ratios, excluding the Series B preferred stock and the common stock warrant associated with TARP, were 11.2%, 15.0% and 6.4% at March 31, 2009.
(c)	See the Supplemental information section beginning on page 10 for a calculation of these ratios.

Declaration of quarterly dividend – On April 20, 2010, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of $0.09 per common share. This cash dividend is payable on May 11, 2010 to shareholders of record as of the close of business on April 30, 2010.

BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $22.4 trillion in assets under custody and administration, $1.1 trillion in assets under management, services $11.8 trillion in outstanding debt and processes global payments averaging $1.5 trillion per day. Additional information is available at www.bnymellon.com.

Supplemental Financial Information

The Quarterly Earnings Review and supplemental financial trends for The Bank of New York Mellon Corporation have been updated through March 31, 2010 and are available at www.bnymellon.com (Investor Relations—Financial Reports).

Conference Call Data

Robert P. Kelly, chairman and chief executive officer; Gerald L. Hassell, president; and Thomas P. Gibbons, chief financial officer, along with other members of executive management from BNY Mellon, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EDT on April 20, 2010. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (210) 838-9221 (International) Passcode: Earnings, or by logging on to www.bnymellon.com. The Earnings Release, together with the Quarterly Earnings Review and supplemental Financial Trends, will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on April 20, 2010. Replays of the conference call and audio webcast will be available beginning April 20, 2010 at approximately 2 p.m. EDT through Tuesday, May 4, 2010 by dialing (800) 214-3608 (U.S.) or (402) 220-3754 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

	Quarter ended
(dollar amounts in millions, except per common share amounts and unless otherwise noted)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Continuing operations
Return on common equity (annualized) (a)	8.2%	9.8%	5.8%
Non-GAAP adjusted (a)	10.6%	10.1%	10.6%
Return on tangible common equity (annualized) – Non-GAAP (a)	25.8%	33.0%	28.8%
Non-GAAP adjusted (a)	30.2%	31.1%	44.4%
Fee and other revenue as a percent of total revenue	76%	78%	73%
Annualized fee revenue per employee (based on average headcount) (in thousands)	$246	$243	$234
Percent of non-U.S. fee and net interest revenue including noncontrolling interests related to consolidated asset management funds	34%	36%	29%
Pre-tax operating margin (a)	26%	20%	20%
Non-GAAP adjusted (a)	34%	29%	33%
Net interest margin (FTE) (b)	1.89%	1.77%	1.87%

Selected average balances
Interest-earning assets	$163,434	$164,075	$167,427 (c)
Assets of operations	$212,694	$214,205	$220,119
Total assets	$215,159	$214,205	$220,119
Interest-bearing deposits	$101,034	$98,404	$101,983 (c)
Noninterest-bearing deposits	$33,330	$34,991	$43,051 (c)
Total shareholders’ equity	$29,720	$28,843	$27,978

Average common shares and equivalents outstanding (in thousands):
Basic	1,202,533	1,200,359	1,146,070
Diluted	1,206,286	1,203,469	1,146,943

Period-end data
Assets under management (in billions)	$1,105	$1,115	$881
Assets under custody and administration (in trillions)	$22.4	$22.3	$19.5
Cross-border assets (in trillions)	$8.8	$8.8	$7.3
Market value of securities on loan (in billions) (d)	$253	$247	$293

Employees	42,300	42,200	41,700 (c)

Book value per common share – GAAP (a)	$24.48	$23.99	$22.03
Tangible book value per common share – Non-GAAP (a)	$8.69	$7.90	$5.48
Cash dividends per common share	$0.09	$0.09	$0.24
Closing common stock price per common share	$30.88	$27.97	$28.25
Market capitalization	$37,456	$33,783	$32,585
(a)	See Supplemental information beginning on page 10 for a calculation of these ratios.
(b)	Prior periods calculated on a continuing operations basis, even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(c)	Excludes the impact of discontinued operations.
(d)	Represents the securities on loan, both cash and non-cash, managed by the Asset Servicing segment.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement

	Quarter ended
(in millions)	March 31, 2010		Dec. 31, 2009	March 31, 2009
Fee and other revenue
Securities servicing fees:
Asset servicing	$637		$650	$609
Issuer services	333		368	364
Clearing services	230		223	253
Total securities servicing fees	1,200		1,241	1,226
Asset and wealth management fees	696		736	616
Foreign exchange and other trading activities	263		246	307
Treasury services	131		134	125
Distribution and servicing	76		85	111
Financing-related fees	50		57	48
Investment income	108		78	(17)
Other	37		3	15
Total fee revenue	2,561		2,580	2,431
Net securities gains (losses)	7		15	(295)
Total fee and other revenue	2,568		2,595	2,136
Operations of consolidated asset management funds
Investment income	61		–	–
Operating expenses	9		–	–
Income of consolidated asset management funds	52		–	–
Net interest revenue
Interest revenue	883		854	979
Interest expense	118		130	204
Net interest revenue	765		724	775
Provision for credit losses	35		65	59
Net interest revenue after provision for credit losses	730		659	716
Noninterest expense
Staff	1,220		1,221	1,169
Professional, legal and other purchased services	242		278	237
Net occupancy	137		141	139
Distribution and servicing	109		109	107
Software	94		98	81
Sub-custodian and clearing	85		83	66
Furniture and equipment	75		80	77
Business development	52		76	44
Other	317		198	175
Subtotal	2,331		2,284	2,095
Amortization of intangible assets	97		107	107
Restructuring charges	7		139	10
Merger and integration expenses	26		52	68
Total noninterest expense	2,461		2,582	2,280
Income
Income (loss) from continuing operations before income taxes	889		672	572
Provision (benefit) for income taxes	257		(41)	161
Income (loss) from continuing operations	632		713	411
Discontinued operations:
Income (loss) from discontinued operations	(70)		(183)	(65)
Provision (benefit) for income taxes	(28)		(64)	(24)
Income (loss) from discontinued operations, net of tax	(42)		(119)	(41)
Net income (loss)	590		594	370
Net (income) loss attributable to noncontrolling interests	(31	)(a)	(1)	(1)
Preferred dividends	–		–	(47)
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation	$559		$593	$322
(a)	Quarter ended March 31, 2010 includes $30 million related to consolidated asset management funds.

THE BANK OF NEW YORK MELLON CORPORATION

Condensed Consolidated Income Statement – continued

Earnings per common share applicable to the common shareholders of The Bank of New York Mellon Corporation	Quarter ended
(in dollars)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Basic:
Net income from continuing operations	$0.50	$0.59	$0.31
Net income (loss) from discontinued operations	(0.04)	(0.10)	(0.04)
Net income applicable to common stock	$0.46	$0.49	$0.28	(a)
Diluted: (a)
Net income from continuing operations	$0.49	$0.59	$0.31
Net income (loss) from discontinued operations	(0.03)	(0.10)	(0.04)
Net income applicable to common stock	$0.46	$0.49	$0.28	(a)
(a)	Does not foot due to rounding.

Reconciliation of net income from continuing operations applicable to the common shareholders of The Bank of New York Mellon Corporation	Quarter ended
(in millions)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Net income from continuing operations	$632	$713	$411
Net (income) attributable to noncontrolling interests	(31)	(1)	(1)
Preferred dividends	–	–	(47)
Net income from continuing operations applicable to common shareholders of The Bank of New York Mellon Corporation	601	712	363
Net income (loss) from discontinued operations	(42)	(119)	(41)
Net income applicable to the common shareholders of The Bank of New York Mellon Corporation	$559	$593	$322

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

(dollar amounts in millions, except per share amounts)	March 31, 2010	Dec. 31, 2009
Assets
Cash and due from:
Banks	$3,307	$3,732
Interest-bearing deposits with the Federal Reserve and other central banks	14,720	7,362
Interest-bearing deposits with banks	50,170	56,302
Federal funds sold and securities purchased under resale agreements	4,449	3,535
Securities:
Held-to-maturity (fair value of $4,059 and $4,240)	4,115	4,417
Available-for-sale (includes $883 previously securitized)	51,467	51,632
Total securities	55,582	56,049
Trading assets	5,844	6,001
Loans	33,887	36,689
Allowance for loan losses	(520)	(503)
Net loans	33,367	36,186
Premises and equipment	1,583	1,602
Accrued interest receivable	748	639
Goodwill	16,077	16,249
Intangible assets	5,449	5,588
Other assets	16,362	16,737
Assets of discontinued operations	334	2,242
Subtotal assets of operations	207,992	212,224
Assets of consolidated asset management funds (at fair value):
Trading assets	167	–
Loans	1,847	–
Other assets	245	–
Subtotal assets of consolidated asset management funds	2,259	–
Total assets	$210,251	$212,224

Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$30,330	$33,477
Interest-bearing deposits in domestic offices	31,528	32,944
Interest-bearing deposits in foreign offices	69,769	68,629
Total deposits	131,627	135,050
Federal funds purchased and securities sold under repurchase agreements	3,882	3,348
Trading liabilities	6,277	6,396
Payables to customers and broker-dealers	10,328	10,721
Commercial paper	7	12
Other borrowed funds	1,463	477
Accrued taxes and other expenses	4,268	4,484
Other liabilities (including allowance for lending related commitments of $118 and $125)	4,416	3,891
Long-term debt	16,335	17,234
Liabilities of discontinued operations	–	1,608
Subtotal liabilities of operations	178,603	183,221
Liabilities and obligations of consolidated asset management funds (at fair value)	1,188	–
Total liabilities	179,791	183,221
Equity
Common stock-par value $0.01 per common share; authorized 3,500,000,000 common shares; issued 1,214,641,965 and 1,208,861,641 common shares	12	12
Additional paid-in capital	21,994	21,917
Retained earnings	9,343	8,912
Accumulated other comprehensive loss, net of tax	(1,612)	(1,835)
Less: Treasury stock of 1,701,394 and 1,026,927 common shares, at cost	(49)	(29)
Total The Bank of New York Mellon Corporation shareholders’ equity	29,688	28,977
Noncontrolling interests	21	26
Noncontrolling interests of consolidated asset management funds	751	–
Total equity	30,460	29,003
Total liabilities and equity	$210,251	$212,224

Adoption of new accounting standard

On Jan. 1, 2010, we adopted SFAS No. 167, “Amendments to FASB Interpretation No. 46 (R)” (Topic 810, Consolidations). At March 31, 2010, our balance sheet included $3.1 billion for the consolidation of certain asset management funds, seed capital investments and securitizations, including $394 million of Class A Notes of the Grantor Trust. The new statement increased our balance sheet by $2.7 billion, or approximately 1%, from year-end.

The consolidated asset management funds are disclosed separately on the balance sheet and the securitizations are included in available for sale securities. The income statement separately discloses the operations of consolidated asset management funds ($52 million) and the net income attributable to noncontrolling interests of consolidated asset management funds ($30 million). The net of these income statement line items ($22 million) was previously disclosed in the income statement as asset and wealth management revenue of $6 million and investment income of $16 million.

Investment securities portfolio

At March 31, 2010, the fair value of our investment securities portfolio totaled $55.5 billion. The unrealized pre-tax loss on our securities portfolio was $242 million at March 31, 2010 compared with $1.0 billion at Dec. 31, 2009 and $8.0 billion at March 31, 2009.

The following table presents the March 31, 2010 investment securities portfolio.

Investment securities portfolio – March 31, 2010
	Amortized cost	Fair value	Fair value as a % of amortized cost (a)	Unrealized gain/(loss)	Ratings
(dollar amounts in millions)					AAA/ AA-	A+/ A–	BBB+/ BBB-	BB+ and lower	Not rated
Watch list:
European floating rate notes (b)	$5,485	$5,032	91%	$(453)	95%	5%	–%	–%	–%
Commercial MBS	2,364	2,360	100	(4)	93	4	3	–	–
Prime RMBS	1,799	1,613	88	(186)	59	23	6	12	–
Alt-A RMBS	842	756	70	(86)	28	8	1	63	–
Subprime RMBS	773	486	63	(287)	72	16	5	7	–
Credit cards	589	588	97	(1)	2	97	1	–	–
Other	362	381	53	19	1	–	20	68	11
Total Watch list (c)	12,214	11,216	87	(998)	76	13	2	9	–
Agency RMBS	18,028	18,349	102	321	100	–	–	–	–
Sovereign debt/sovereign guaranteed	7,625	7,710	101	85	100	–	–	–	–
U.S. Treasury securities	7,036	7,083	101	47	100	–	–	–	–
Grantor Trust (d):
Alt-A RMBS	2,462	2,605	61	143	3	4	5	88	–
Prime RMBS	1,928	2,024	72	96	5	7	7	81	–
Subprime RMBS	127	146	63	19	13	5	6	76	–
FDIC-insured debt	2,531	2,586	102	55	100	–	–	–	–
U.S. Government agency debt	1,138	1,157	102	19	100	–	–	–	–
Other	2,679	2,650	99	(29)	72	10	6	1	11
Total investment securities	$55,768	$55,526	94%	$(242)	85%	4%	1%	9%	1%
(a)	Amortized cost before impairments.
(b)	Includes commercial MBS, RMBS and other securities.
(c)	The “Watch list” includes those securities we view as having a higher risk of impairment charges.
(d)	The Grantor Trust RMBS were marked to market in the fourth quarter of 2009. We believe these RMBS would receive a higher credit rating if the rating was based on the written-down amortized cost instead of the current face amount.

Nonperforming assets

Nonperforming assets
(dollar amounts in millions)	March 31, 2010	Dec. 31, 2009		March 31, 2009
Loans:
Other residential mortgages	$204	$190		$143
Financial institutions	102	172		30
Commercial	40	65		34
Commercial real estate	50	61		197
Wealth management	58	58		6
Foreign	–	–		2
Total nonperforming loans	454	546		412
Other assets owned	5	4		9
Total nonperforming assets	$459	$550	(a)	$421	(a)
Nonperforming loans ratio	1.3%	1.5%		1.0%
Allowance for loan losses/nonperforming loans	114.5	92.1		114.1
Total allowance for credit losses/nonperforming loans	140.5	115.0		135.7
(a)	Nonperforming assets at Dec. 31, 2009 exclude discontinued operations. Nonperforming assets at March 31, 2009 includes discontinued operations of $130 million.

Nonperforming assets decreased $91 million compared with Dec. 31, 2009. The decrease primarily resulted from repayments and charge-offs.

Discontinued operations

In the second quarter of 2009, we adopted discontinued operations accounting for Mellon United National Bank (“MUNB”) located in Florida. It was determined that this business no longer fit our strategic focus on our asset management and securities servicing businesses. On Jan. 15, 2010, we completed the sale of MUNB. This business was formerly included in the Other segment. In the first quarter of 2010, we recorded an after-tax loss on discontinued operations of $42 million primarily reflecting lower of cost or market write-downs on the retained loans.

Consolidated net income applicable to common shareholders, including discontinued operations

Net income applicable to common shareholders, including discontinued operations, totaled $559 million, or $0.46 per common share, in the first quarter of 2010 compared with $322 million, or $0.28 per common share, in the first quarter of 2009 and $593 million, or $0.49 per common share, in the fourth quarter of 2009.

Supplemental information – Explanation of Non-GAAP financial measures

BNY Mellon has included in this release certain Non-GAAP financial measures based upon tangible common shareholders’ equity. BNY Mellon believes that the ratio of tangible common shareholders’ equity to tangible total assets of operations is a measure of capital strength that adds additional useful information to investors supplementing the Tier 1 capital ratio which is utilized by regulatory authorities. Unlike the Tier 1 ratio, the tangible common shareholders’ equity ratio fully incorporates those changes in investment securities valuations which are reflected in shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements, although BNY Mellon in its calculation has excluded certain assets which are given a zero percent risk-weighting for regulatory purposes. This ratio is also informative to investors in BNY Mellon’s common stock because, unlike the Tier 1 capital ratio, it excludes preferred stock and trust preferred securities issued by BNY Mellon. Further, BNY Mellon believes that the return on tangible common equity measure, which excludes goodwill and intangible assets net of deferred tax liabilities, is a useful additional measure for investors because it presents a measure of BNY Mellon’s performance in reference to those assets which are productive in generating income.

BNY Mellon has provided a measure of tangible book value per share, which it believes provides additional useful information as to the level of such assets in relation to shares of common stock outstanding. BNY Mellon has presented revenue measures which exclude the effect of net securities gains (losses) and noncontrolling interests related to consolidated asset management funds and expense measures which exclude litigation reserves, restructuring charges, M&I expenses and intangible amortization expenses; and measures which utilize net income excluding tax items such as discrete tax benefits related to a tax loss on mortgages. Return on equity measures and operating margin measures which exclude some or all of these items are also presented. BNY Mellon believes that these measures are useful to investors because they permit a focus on period to period comparisons which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. The excluded items in general relate to situations where accounting rules require certain ongoing charges as a result of prior transactions, or where valuation or other accounting/regulatory requirements require charges unrelated to operational initiatives. M&I expenses primarily relate to the merger with Mellon Financial Corporation in 2007. M&I expenses generally continue for approximately three years after the transaction, and can vary on a year-to-year basis depending on the stage of the integration. BNY Mellon believes that the exclusion of M&I expenses provides investors with a focus on BNY Mellon’s business as it would appear on a consolidated going-forward basis, after such M&I expenses have ceased, typically after approximately three years. Future periods will not reflect such M&I expenses, and thus may be more easily compared to our current results if M&I expenses are excluded. With regards to the exclusion of net securities gains (losses), BNY Mellon’s primary businesses are Asset and Wealth Management and Institutional Services. The management of these sectors is evaluated on the basis of the ability of these businesses to generate fee and net interest revenue and to control expenses, and not on the results of BNY Mellon’s investment securities portfolio. Management of the investment securities portfolio is a shared service contained in the Other segment. The primary objective of the investment securities portfolio is to generate net interest revenue from the liquidity generated by BNY Mellon’s processing businesses. BNY Mellon does not generally originate or trade the securities in the investment securities portfolio. With regards to higher yields related to the restructured investment securities portfolio, client deposits serve as the primary funds source for our investment securities portfolio and we typically allocate all interest revenue to the businesses generating the deposits. Accordingly, the higher yield related to the restructured investment securities portfolio has been included in the segment results. Restructuring charges relate to migrating positions to global growth centers and the elimination of certain positions. Excluding the discrete tax benefits related to a tax loss on mortgages permits investors to calculate the tax impact of BNY Mellon’s primary businesses. The presentation of financial measures excluding litigation reserves in the first quarter of 2010 provides investors with the ability to view performance metrics on the basis that management views results. The presentation of income of consolidated asset management funds, net of noncontrolling interests related to the consolidation of certain asset management funds, permits investors to view revenue on a basis consistent with prior periods. BNY Mellon believes that these presentations, as a supplement to GAAP information, gives investors a clearer picture of the results of its primary businesses.

In this Earnings Release, certain amounts are presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Each of these measures as described above is used by management to monitor financial performance, both on a company-wide and business segment basis.

Reconciliation of net income and EPS – GAAP to Non-GAAP
	1Q10
(in millions, except earnings per share amounts)	Net income	EPS(a)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP – Diluted EPS basis (a)	$559	$0.46
Discontinued operations income (loss), net of tax	(42)	(0.03)
Income from continuing operations applicable to common shareholders of The Bank of New York Mellon Corporation	601	0.49
Litigation reserves	98	0.08
M&I expenses	16	0.01
Restructuring charges	5	–
Net securities (gains) losses	(5)	–
Income from continuing operations applicable to common shareholders excluding litigation reserves, M&I expenses, restructuring charges and net securities (gains) losses – Non-GAAP	715	0.59	(b)
Intangible amortization	62	0.05
Income from continuing operations applicable to common shareholders excluding litigation reserves, M&I expenses, restructuring charges, net securities (gains) losses and intangible amortization – Non-GAAP	$777	$0.64
(a)	Diluted earnings per share under the two-class method was calculated after deducting $5 million of earnings allocated to participating securities.
(b)	Does not foot due to rounding.

Reconciliation of income (loss) from continuing operations before income taxes – pre-tax operating margin
(dollars in millions)	1Q10	4Q09	1Q09
Income (loss) from continuing operations before income taxes – GAAP	$889	$672	$572
Less: Net securities gains (losses)	7	15	(295)
Noncontrolling interests of consolidated asset management funds	30	–	–
Add: Litigation reserves	164	–	–
M&I expenses	26	52	68
Restructuring charges	7	139	10
Intangible amortization	97	107	107
Income (loss) from continuing operations before income taxes excluding net securities gains (losses), noncontrolling interests of consolidated asset management funds, litigation reserves, M&I expenses, restructuring charges and intangible amortization – Non-GAAP	$1,146	$955	$1,052

Fee and other revenue – GAAP	$2,568	$2,595	$2,136
Income of consolidated asset management funds – GAAP	52	–	–
Net interest revenue – GAAP	765	724	775
Total revenue – GAAP	3,385	3,319	2,911
Less: Net securities gains (losses)	7	15	(295)
Noncontrolling interests of consolidated asset management funds	30	–	–
Total revenue excluding net securities gains (losses) and noncontrolling interests of consolidated asset management funds – Non-GAAP	$3,348	$3,304	$3,206

Pre-tax operating margin (a)	26%	20%	20%
Pre-tax operating margin excluding net securities gains (losses), noncontrolling interests of consolidated asset management funds, litigation reserves, M&I expenses, restructuring charges and intangible amortization – Non-GAAP (a)	34%	29%	33%
(a)	Income (loss) before taxes divided by total revenue.

Return on common equity and tangible common equity – continuing operations
(dollars in millions)			1Q10	4Q09	1Q09
Net income (loss) applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP			$559	$593	$322
Less: Income (loss) from discontinued operations, net of tax			(42)	(119)	(41)
Net income (loss) from continuing operations applicable to common shareholders of The Bank of New York Mellon Corporation			601	712	363
Intangible amortization			62	66	66
Net income (loss) from continuing operations applicable to common shareholders of The Bank of New York Mellon Corporation excluding intangible amortization – Non-GAAP			663	778	429
Less: Net securities gains (losses)			5	31	(183)
Add: Litigation reserves			98	–	–
M&I expenses			16	33	41
Restructuring charges			5	86	7
Discrete tax benefits			–	(133)	–
Net income (loss) from continuing operations excluding net securities gains (losses), litigation reserves, M&I expenses, restructuring charges, discrete tax benefits and intangible amortization – Non-GAAP			$777	$733	$660

Average common shareholders’ equity			$29,720	$28,843	$25,189
Less: Average goodwill			16,143	16,291	15,837
Average intangible assets			5,513	5,587	5,752
Add: Deferred tax liability – tax deductible goodwill			720	720	624
Deferred tax liability – non-tax deductible intangible assets			1,660	1,680	1,808
Average tangible common shareholders’ equity – Non-GAAP			$10,444	$9,365	$6,032

Return on common equity – GAAP (a)			8.2%	9.8%	5.8%
Return on common equity excluding net securities gains (losses), litigation reserves, M&I expenses, restructuring charges, discrete tax benefits, and intangible amortization – Non-GAAP (a)			10.6%	10.1%	10.6%

Return on tangible common equity – Non-GAAP (a)			25.8%	33.0%	28.8%
Return on tangible common equity excluding net securities gains (losses), litigation reserves, M&I expenses, restructuring charges and discrete tax benefits – Non-GAAP (a)			30.2%	31.1%	44.4%
(a) Annualized.

Securities servicing fees
(in millions)			1Q10	4Q09	1Q09
Securities servicing fees			$1,200	$1,241	$1,226
Less: Securities lending fee revenue			29	29	90
Securities servicing fees excluding securities lending fee revenue			$1,171	$1,212	$1,136

Asset and wealth management fee revenue
				1Q10 vs.
(dollars in millions)	1Q10	4Q09	1Q09	4Q09	1Q09
Asset and wealth management fee revenue	$696	$736	$616	(5)%	13%
Less: Performance fees	13	59	7
Asset and wealth management fee revenue excluding performance fees	$683	$677	$609	1%	12%

Equity to assets and book value per common share (dollars in millions, unless otherwise noted)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Common shareholders’ equity at period end – GAAP	$29,688	$28,977	$25,415
Less: Goodwill	16,077	16,249	15,805
Intangible assets	5,449	5,588	5,717
Add: Deferred tax liability – tax deductible goodwill	720	720	624
Deferred tax liability – non-tax deductible intangible assets	1,660	1,680	1,808
Tangible common shareholders’ equity at period end – Non-GAAP	$10,542	$9,540	$6,325

Total assets at period end – GAAP	$210,251	$212,224	$203,478
Less: Assets of consolidated asset management funds	2,259	–	–
Total assets of operations – Non-GAAP	207,992	212,224	203,478
Less: Goodwill	16,077	16,249	15,805
Intangible assets	5,449	5,588	5,717
Cash on deposit with the Federal Reserve and other central banks (a)	14,709	7,375	29,679
Tangible total assets of operations at period end – Non-GAAP	$171,757	$183,012	$152,277

Common shareholders’ equity to total assets – GAAP	14.1%	13.7%	12.5%
Tangible common shareholders’ equity to tangible total assets of operations – Non-GAAP	6.1%	5.2%	4.2%

Period end common shares outstanding (in thousands)	1,212,941	1,207,835	1,153,450

Book value per common share	$24.48	$23.99	$22.03
Tangible book value per common share – Non-GAAP	$8.69	$7.90	$5.48
(a) Assigned a zero percent risk weighting by the regulators.
Calculation of Tier 1 common equity to risk-weighted assets ratio (a) (dollars in millions)	March 31, 2010	Dec. 31, 2009	March 31, 2009
Total Tier 1 capital	$13,430	$12,883	$16,242
Less: Trust preferred securities	1,667	1,686	1,648
Series B preferred stock	–	–	2,795
Total Tier 1 common equity	$11,763	$11,197	$11,799

Total risk-weighted assets	$101,705	$106,328	$117,412

Tier 1 common equity to risk-weighted assets ratio	11.6%	10.5%	10.0%
(a)	On a regulatory basis.

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, expectations with respect to the economic outlook, reinvestment in our businesses, intended acquisitions, including the expected impact on earnings and the timing of anticipated closing, and credit ratings of the RMBS in the Grantor Trust. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation which make reference to the cautionary factors described in this earnings release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially from those described in the forward-looking statements can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 and BNY Mellon’s other filings with the Securities and Exchange Commission. All forward-looking statements in this earnings release speak only as of April 20, 2010 and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.